Exhibit 4.6
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
References to “Ontrak” and the “Company” herein are, unless the context otherwise indicates, only to Ontrak, Inc. and not to any of its subsidiaries. As of December 31, 2020, the end of the period covered by this Annual Report on Form 10-K, Ontrak has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s common stock, $0.0001 par value (“common stock”) and the Company's 9.50% Series A Cumulative Perpetual Preferred Stock (the "Series A Preferred Stock").

The following description of the Company’s capital stock and provisions of the Company’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to the Company’s amended and restated certificate of incorporation and bylaws. Copies of these documents have been filed with the SEC as exhibits to the Annual Report on Form 10-K to which this description has been filed as an exhibit.

As of March 3, 2021, the Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, of which 17,690,285 shares were issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which 3,770,265 shares were issued and outstanding. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by the Company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company’s securities may be listed. Unless approval of stockholders is so required, the Company’s Board of Directors will not seek stockholder approval for the issuance and sale of common stock.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of the Company’s common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

In order to protect certain tax attributes that may be available to offset future taxable income of the Company, the amended and restated certificate of incorporation includes provisions designed to restrict direct and indirect acquisitions of the Company’s common stock that could result in the imposition of limitations on the use by Ontrak, for U.S. federal income tax purposes, of such tax attributes (the “Section 382 Ownership Limit”),The Section 382 Ownership Limit generally prohibits any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition of shares of common stock of the Company or rights or options to purchase such common stock or any other interests that would be treated as stock of the Company under applicable income tax regulations promulgated under the Internal Revenue Code, of 1986, as amended (the “Code”) if as a result of such sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, any person or group becomes a “Substantial Stockholder,” which generally includes a person or group that beneficially owns 4.9% or more of the market value of the total outstanding shares of common stock of the Company, or the percentage of common stock of the Company owned by a Substantial Stockholder would be increased or decreased. As a result of these restrictions, certain transfers of stock by or to existing Substantial Stockholders are prohibited. Any attempted transfer in violation of the foregoing restrictions will be null and void unless the transferor or transferee obtains the written approval of the Company’s Board of Directors. No employee or agent of Ontrak will record any purported transfer to the extent that such transfer is prohibited by the Section 382 Ownership Limit, and the purported transferee will not be entitled to any rights of stockholders of the Company with respect to the securities that are the subject of the prohibited transfer, including the right to vote such securities and to receive dividends or distributions, whether liquidating or otherwise, in respect of such securities. The Section 382 Ownership Limit also requires, subject to certain exceptions, any person who acquires or attempts to acquire shares of the Company’s common stock or rights or options to purchase such common stock or any other interests that would be treated as such stock under the income tax regulations in violation of the Section 382 Ownership Limit described above to provide to Ontrak such information as may be requested in order to determine the effect, if any, of such purported transfer on the preservation and usage of the benefit of the Company’s tax attributes. All certificates representing newly issued shares of the Company’s common stock as well as certificates issued in connection with the transfer of shares that are subject to the foregoing restrictions will bear a legend referencing such restrictions.
If the Company’s Board of Directors determines that a transfer would be prohibited, then, upon the Company’s written demand, the purported transferee will transfer the securities that are the subject of the prohibited transfer, or cause such securities to be transferred, to an agent designated by the Board of Directors. The agent will sell the securities to a buyer or buyers, which may include Ontrak, in one or more arm's-length transactions that comply with the Section 382 Ownership Limit. If the purported transferee has resold the securities before receiving the demand to surrender them to the Company’s agent, the purported transferee will be deemed to have sold the securities for the agent and will be required to transfer to the agent any distributions received with respect to such securities and any proceeds of the sale of such securities (except for any proceeds which Ontrak grants the purported transferee written permission to retain and which do not exceed the amount that the purported transferee would have received from the agent if the agent had resold such securities). The proceeds of the sale of any such securities will be applied first to the agent to cover its costs and expenses, second to the purported transferee, up to the lesser of the amount paid by the purported transferee for the securities or the fair market value of the securities at the time of the attempted transfer, and third to one or more charitable organizations selected by the Company’s Board of Directors. In no event will the proceeds of the sale of such securities inure to the benefit of Ontrak.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has authority to issue up to 50,000,000 shares of preferred stock, par value $0.0001 per share, 3,770,265 of which were issued and outstanding as of March 3, 2021. Our board of directors may also determine or alter for each class of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Issuing preferred stock provides flexibility in connection with possible acquisitions and other corporate purposes, but could also, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Series A Preferred Stock

Set forth below are the terms of our outstanding Series A Preferred Stock issued in public offerings in August 2020 through December 2020. Pursuant to the DGCL and the Series A Preferred Stock, we may create and issue additional shares Series A Preferred Stock by resolution and no vote of our stockholders, including holders of the Series A Preferred Stock, is required in connection therewith.

2

No Maturity or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become exchangeable and are exchanged as described below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event.” We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

1.senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
2.on a par with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
3.junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and
4.junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of our existing subsidiaries.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.50% per annum of the $25.00 per share liquidation preference (equivalent to $2.375 per annum per share). All accrued dividends on the Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock.

Dividends on our Series A Preferred Stock accrue daily and will be cumulative from, and including, the date of original issue and payable quarterly every February 28, May 30, August 31, and November 30 (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as herein defined) then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be every February 15, May 15, August 15, and November 15, beginning November 15, 2020, whether or not a business day (the “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a Dividend Payment Date if such shares were not issued and outstanding on the applicable dividend record date.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement

3

relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — We may not be able to pay dividends on the Series A Preferred Stock if we have insufficient cash or available ‘surplus’ as defined under Delaware law to make such dividend payments” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our common stock and preferred stock, including the Series A Preferred Stock, will be in the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash dividends on our preferred stock or what the actual dividends will be for any future period. A segregated account will be funded with a portion of the proceeds received from sales under the Sales Agreement sufficient to pre-fund quarterly dividend payments on the Series A Preferred Stock until August 2022, although such funds may only be used for the payment of such dividends to the extent funds are legally available therefor. The segregated account may only be used to pay dividends on the Series A Preferred Stock, when legally permitted, and may not be used for other corporate purposes.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Payment Dates, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a par with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other dividend be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A
Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue

4

ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock ranking on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred Stock is not redeemable by us prior to August 25, 2025, except as described below under “Special Optional Redemption.” The Series A Preferred Stock may be redeemed in whole or in part (at our option) any time on or after August 25, 2025, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, for cash at a redemption price equal to per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Special Optional Redemption

Upon the occurrence a Delisting Event, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within ninety (90) days after the first date on which such Delisting Event occurred, for cash at
$25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

A “Delisting Event” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the Series A Preferred Stock is no longer listed on the NYSE, the NYSE American, or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq; and

•the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series A Preferred Stock are still outstanding.

Upon the occurrence a Change of Control, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

5

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Company’s stock entitling that person to exercise more than 50% of the total voting power of all the Company’s stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common equity securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.

If, prior to the Special Exchange Date (as defined below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event”), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Special Exchange Right (as defined and described below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event”) with respect to the shares of Series A Preferred Stock called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Redemption Procedures

In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•the redemption date;

•the number of shares of Series A Preferred Stock to be redeemed;

•the redemption price of $25.00 per share of Series A Perpetual Preferred Stock, plus any accrued and unpaid dividends to and including the date of redemption;

•the place or places where certificates for the Series A Preferred Stock other than through The Depositary Trust Company (“DTC”) are to be surrendered for payment of the redemption price;

•that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date;

•whether such redemption is being made pursuant to the provisions described above under “— Optional Redemption” or “— Special Optional Redemption”;

6

•if applicable, that such redemption is being made in connection with a Change of Control or Delisting Event and, in that case, a brief description of the transaction or transactions constituting such Change of Control or the circumstances giving rise to such Delisting Event; and

•any other information required by law or by the applicable rules of any exchange upon which the Series A Perpetual Preferred Stock may be listed or admitted for trading.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

On or after the date fixed for redemption, each holder of Series A Preferred Stock that holds a certificate other than through DTC book entry described below, shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Limited Exchange Rights Upon a Change of Control or Delisting Event

Upon the occurrence of a Change of Control or Delisting Event, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Special Exchange Date, we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock as described above under “— Redemption,” or “— Redemption
— Special Option Redemption” in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have an exchange right with respect to the shares of Series A Preferred Stock subject to such default in payment)) to exchange some or all of the shares of Series A Preferred Stock held by such holder (the “Special Exchange Right”) on the Special Exchange Date for a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Exchange Consideration”), which is equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but

7

not including, the Special Exchange Date (unless the Special Exchange Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Exchange Rate”); and

•0.7653 shares of common stock (the “Share Cap”), subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be exchangeable for cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon exchange of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Exchange Consideration immediately prior to the effective time of the Change of Control (the “Alternative Exchange Consideration,” and the Common Stock Exchange Consideration or the Alternative Exchange Consideration, as may be applicable to a Change of Control, is referred to as the “Exchange Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Exchange Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the exchange of shares of Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or Delisting Event as described above under “— Redemption — Special Optional Redemption” or our optional redemption right as described above under “— Redemption,” holders of shares of Series A Preferred Stock will not have any right to exchange such shares of Series A Preferred Stock that we have so elected to redeem or subsequently selected for redemption, and any such shares of Series A Preferred Stock that have been surrendered for exchange pursuant to the Special Exchange Right will be redeemed on the related redemption date instead of exchanged on the Special Exchange Date. If we elect to redeem shares of Series A Preferred Stock that would otherwise be exchanged for the applicable Exchange Consideration on a Special Exchange Date, such shares of Series A Preferred Stock will not be so exchanged and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

Notwithstanding the foregoing, the holders of shares of Series A Preferred Stock will not have the Special Exchange Right in connection with a Change of Control if the acquiror has shares listed or quoted on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq, and the Series A Preferred Stock becomes convertible into or exchangeable for such acquiror’s listed shares upon a subsequent Change of Control of the acquiror.

8

Upon not less than 30 nor more than 60 days’ following the occurrence of a Change of Control or Delisting Event, we will provide to holders of shares of Series A Preferred Stock a written notice of occurrence of the Change of Control or Delisting Event that describes the resulting Special Exchange Right. This notice will state the following:

•the events constituting the Change of Control or circumstances giving rise to the Delisting Event;

•the date of the Change of Control or Delisting Event, as applicable;

•the last date on which the holders of shares of Series A Preferred Stock may exercise their Special Exchange Right;

•the method and period for calculating the Common Stock Price;

•the Special Exchange Date;

•that if, prior to the Special Exchange Date, we have provided or provide irrevocable notice of our election to redeem all or any shares of our Series A Preferred Stock, holders will not be able to exchange their shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for exchange pursuant to the Special Exchange Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

•if applicable, the type and amount of Alternative Exchange Consideration entitled to be received per share of Series A Preferred Stock;

•the name and address of the paying agent and the exchange agent;

•the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Special Exchange Right; and

•the last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise the Special Exchange Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Special Exchange Date, the certificates (if any) representing the shares of Series A Preferred Stock to be exchanged, duly endorsed for transfer, together with a written exchange notice completed, to our transfer agent, or, in the case of shares of Series A Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

•the relevant Special Exchange Date;

•the number of shares of Series A Preferred Stock to be exchanged; and

9

•that such shares of Series A Preferred Stock are to be exchanged pursuant to the applicable provisions of the Series A Preferred Stock.

The “Special Exchange Date” is the date the shares of Series A Preferred Stock are to be exchanged, which will be a Business Day that is no fewer than twenty (20) days nor more than thirty-five (35) days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over- the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Special Exchange Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the Business Day prior to the Special Exchange Date. The notice of withdrawal must state:

•the number of withdrawn shares of Series A Preferred Stock;

•if certificated Series A Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•the number of shares of Series A Preferred Stock, if any, which remain subject to the exchange notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the exchange notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Special Exchange Right has been properly exercised and for which the exchange notice has not been properly withdrawn will be exchanged for the applicable Exchange Consideration in accordance with the Special Exchange Right on the Special Exchange Date, unless prior to the Special Exchange Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock.

We will deliver amounts owing upon conversion no later than the third Business Day following the Special Exchange Date.

In connection with the exercise of any Special Exchange Right, we will comply with all federal, provincial, and state securities laws and stock exchange rules in connection with any exchange of Series A Preferred Stock for shares of our common stock or other property.

The Special Exchange Right feature may make it more difficult for a party to take over our company or discourage a party from taking over us.

Except as provided above in connection with a Change of Control or Delisting Event, shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

10

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

In addition, if and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends, and upon which equivalent voting rights have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series A Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of Nasdaq (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Company’s stock that ranks on parity with Series A Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided in the Certificate of Designation. At any time after the special voting power has vested, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them.

The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed. In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy

11

may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

Whenever full dividends have been paid regularly on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series A Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, such outstanding shares of Series A Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions described above under “— Redemption — Optional Redemption” or “— Redemption — Special Optional Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series A Preferred Stock called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described in this prospectus or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

Except as described above and expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock does not bestow any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 30 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “accelerated filer” within the meaning of the Exchange Act.

Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

12

As of March 3, 2021, there were 3,770,265 shares of Series A Preferred Stock outstanding.

Certain Anti-Takeover Effects of Delaware Law and Provisions of Ontrak’s Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company’s Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

●
Removal of directors and filling board vacancies. The Company’s amended and restated certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.

●
Transfer Restrictions. As described above, the Company’s Amended and Restated Certificate of Incorporation prohibits transfers of the Company’s common stock if it would result in an “ownership change” within the meaning of applicable tax regulations.

●
Blank check preferred stock. As described above, the Company’s amended and restated certificate of incorporation authorizes 50,000,000 shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable Ontrak’s Board of Directors to render more difficult or to discourage an attempt to obtain control of Ontrak by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, the Company’s Board of Directors were to determine that a takeover proposal is not in the best interests of the Company or its stockholders, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Company’s amended and restated certificate of incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of Ontrak.

In addition, Ontrak is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with the Company’s Board of Directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for stockholders to benefit from transactions that are opposed by an incumbent board of directors.

13